Exhibit 99.2

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Gregory F. Hughes

Chief Credit Officer

(212) 216-1678

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. RAISES $85.5 MILLION

THROUGH COMMON STOCK OFFERINGS

NEW YORK, N.Y. – September 8, 2005 – Gramercy Capital Corp. (NYSE: GKK) announced today that the Company priced after the close of trading today a public offering of 2,500,000 million shares of its common stock for net proceeds before transaction expenses of approximately $64.0 million.  Wachovia Securities acted as sole book running manager for this offering, and was also granted an option to purchase up to an additional 375,000 shares to cover over-allotments.  Concurrently, the Company’s affiliate, SL Green Realty Corp., agreed to purchase directly from the Company 833,333 shares of its common stock for net proceeds of approximately $21.5 million.  Both offerings are pursuant to a prospectus supplement to the prospectus filed as part of the Company’s universal shelf registration statement.  The closing of the offering is subject to customary conditions and is expected to occur on or about September 14, 2005.

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Company Profile

Gramercy is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity and net lease investments involving commercial properties throughout the United States. Gramercy Capital Corp. is headquartered in New York City and has a regional investment office in Los Angeles.

Forward-Looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.